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                                                                    EXHIBIT 99.2

                                                                   PRESS RELEASE

                                                  Contact:      Kimberley Beales
                                                                  (858) 467-2815

FOR IMMEDIATE RELEASE
July 19, 2000


                             TRANSWESTERN PUBLISHING
                          ANNOUNCES CONTINUED EXPANSION

SAN DIEGO - This week TransWestern Publishing announced its continued expansion through three acquisitions as well as starting two new telephone directories.

        The previously announced purchase of nine directories from the New York Times Company received government approval and has been finalized. Seven of the phone directories are in Florida: Gainesville, Ocala, Lake City, Palatka, Lakeland, Sebring and Plant City; and two are in Louisiana: Houma and Opelousas.

        TransWestern Publishing also purchased three directories in California from two companies. The Manteca /Tracy South County and Westside telephone directories were purchased from American West Publishing. The Han `D' Rainbow Pages in Lodi were purchased from E & L Han Publishing.

        In addition, the company also announced it will be producing two new telephone directories in Texas: Greater Stephenville/Hamilton Area and Hill/Bosque Counties.

        "I believe that both businesses and consumers will be pleased with our high quality products and services," said TransWestern Publishing's President and Chief Executive Officer Rick Puente. "For the directories which we have purchased, the same local sales team will serve each of these areas."

        TransWestern Publishing has grown from 96 phone books in 1994 to 254 directories today. The company's growth strategy has been based on growing in contiguous markets as well as developing strong new markets.

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        TransWestern Publishing


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        Expansion - Page 2

        Puente continued, "During the past few years, TransWestern Publishing has continued to expand through acquisitions and start-up directories. In addition, we have made new products and services available such as on-line coupons."

        With the addition of these directories, TransWestern Publishing now serves 254 communities in 17 states. Some of the company's directories have been published for more than 70 years. The TransWestern Publishing telephone directories feature complete white and yellow page listings as well as community information in one easy-to-use phone book. TransWestern Publishing is a California-based independent yellow page publisher. In 1999, TransWestern had $146.4 million in revenues and an EBITDA of $46.7 million.

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